Exhibit 10.3
RESTRICTED STOCK UNIT AWARD AGREEMENT
PURSUANT TO THE
HAGERTY, INC. 2021 STOCK INCENTIVE PLAN
* * * * *
Participant: #ParticipantName#
Grant Date: #GrantDate#
Number of Restricted Stock Units Granted Pursuant to this Agreement: #QuantityGranted#
* * * * *
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Hagerty, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Hagerty, Inc. 2021 Stock Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”); and
WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Stock Units (“RSUs”) provided herein to the Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.     Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.     Grant of Restricted Stock Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of RSUs specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Class A common stock of the Company (“Common Stock”) underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.
3.     Vesting.
(a) Vesting Schedule. Subject to the provisions of this Section 3, 1/3rd of the RSUs subject to this Agreement shall become vested on the one-year anniversary of the Grant Date, and thereafter, 1/3rd of the

RSUs shall become vested on each subsequent one-year anniversary (each one-year anniversary of the Grant Date a “Vesting Date”) until 100% of the RSUs subject to this Agreement have vested, subject in each case to the Participant’s continued employment with the Hagerty Companies (as defined below) through the applicable Vesting Dates (the “Vesting Schedule”). Except as provided in this Section 3, vesting of the RSUs as of each Vesting Date is conditioned on Participant’s continued employment by the Company or any of its subsidiaries (collectively, the “Hagerty Companies” and individually a “Hagerty Company”) and assumes Participant has not ceased to be employed by the Hagerty Companies prior to each such Vesting Date. Except as provided in this Section 3 there shall be no proportionate or partial vesting in the periods prior to each Vesting Date and all vesting shall occur only on the appropriate Vesting Date.
(b) Termination of Employment by Death or Disability. If Participant’s employment by the Hagerty Companies ceases as a result of the Participant’s death or Disability, then any unvested RSUs subject to this Agreement as of the date Participant’s employment ceases shall immediately vest and such termination date shall be deemed the “Vesting Date” for such RSUs, and shall be settled as provided in Section 4. For such purposes, “Disability” means the Participant is eligible to receive benefits under the Company’s long-term disability benefit plan as in effect on the date of termination, as determined by the third-party insurer of such plan. If the Company does not have a long-term disability benefit plan in effect on the date of termination, then “Disability” has the applicable meaning as set forth in Section 409A of the Internal Revenue Code.
(c) Termination of Employment by Retirement. If Participant’s employment by the Hagerty Companies ceases prior to the end of the Vesting Schedule, and the date of Participant’s last day of employment with the Hagerty Companies (“Last Day”) is (i) on or after Participant’s fifty-fifth (55th) birthday, and (ii) Participant’s age (in whole years) plus full years of continuous, full-time employment with the Hagerty Companies (as measured from the Participant’s date of hire, and without regard to any partial years of employment) equals seventy (70) or more: then a number of RSUs granted hereunder equal to the Retirement RSUs (as defined below) shall become fully vested on the date of Participant’s termination and such termination date shall be deemed the “Vesting Date” for such RSUs, and shall be settled as provided in Section 4.
The “Retirement RSUs” shall equal the number of unvested RSUs subject to this Agreement as of the Last Day that would have vested on the Last Day if the RSUs granted hereunder had vested on a daily schedule from the Grant Date or the most recent Vesting Date, whichever is later, to the end of the Vesting Schedule.
For the avoidance of doubt, the following example is provided under this Section 3(c): if Participant received 3,000 RSUs under an agreement, and Participant’s Last Day was 200 days following the one-year anniversary of the Grant Date, then 1,000 RSUs would have vested on the first Vesting Date (i.e., the one-year anniversary of the Grant Date), and then on the final day of the Vesting Schedule (i.e., the three-year anniversary of the Grant Date), an additional 548 RSUs would have vested (i.e., the Retirement RSUs). Accordingly, a total of 1,548 RSUs would have vested under this example agreement. Participant would have forfeited the remaining 1,452 RSUs subject to this example agreement. The 548 Retirement RSUs in this example would be calculated by:
(1)determining the number of days from the Grant Date or the most recent Vesting Date, whichever is later, to the Last Day (in this example, the Last Day was 200 days following the most recent Vesting Date);

(2)determining the number of RSUs that would vest under this example agreement on a daily schedule from the Grant Date or the most recent Vesting Date, whichever is later, to the end of the Vesting Schedule (2,000 RSUs remain to vest in this example after the first Vesting Date, and 730 days remain in the Vesting Schedule after the first Vesting Date (based on 365 days/year), therefore 2.74 RSUs would vest on each day for the remainder of the Vesting Schedule—2,000 RSUs ÷ 730 days = 2.74 RSUs per day); and
(3)multiplying the number of days in (i) by the number of RSUs that would vest per day in (ii) (200 days x 2.74 RSUs/day = 548 Retirement RSUs).
(d)    Change in Control. Notwithstanding any other provision in this Agreement or the Plan, if the acquiring or surviving entity in a Change in Control transaction will not assume, continue or substitute the RSUs so that any unvested RSUs shall be cancelled and terminated upon the Change in Control Transaction, the unvested RSUs shall become fully vested immediately prior to and contingent upon such Change in Control Transaction and all restrictions on such RSU shall lapse and they shall be settled immediately prior to the Change in Control transaction, in each case subject to the Participant’s continued employment with the Hagerty Companies through the date of such Change in Control Transaction.
(e)    Double Trigger Vesting. Notwithstanding any other provision in this Agreement or the Plan, and except as otherwise provided in the applicable Change in Control transaction documents, in the event that the RSUs are assumed, continued or substituted by the acquiring or surviving entity in a Change in Control Transaction and the Participant incurs an involuntary termination of employment without Cause within twenty-four (24) months following a Change in Control, the unvested RSUs granted hereunder shall become fully vested and all restrictions on such RSUs shall lapse as of the date of the Participant’s involuntary termination without Cause. Nothing in this Section 3(f) or any other provision of this Agreement is intended to provide the Participant with any right to consent to or object to any transaction that might result in a Change in Control and each provision of this Agreement shall be interpreted in a manner consistent with this intent. For such purposes, “Cause” means the Company, in its sole and absolute discretion, determines that the Participant’s termination of employment was due to any one or more of the following events: (i) the Participant failed to make reasonable, good faith efforts to substantially fulfill assigned duties or the Participant intentionally failed to comply with applicable policies or directives of the Company; (ii) the Participant participated or engaged in (A) fraud, embezzlement, or theft, or (B) any intentional act inimical to the interests of the Company or that causes or reasonably could have caused the Company actual harm; (iii) the Participant intentionally and wrongfully damages property of the Company causing actual harm; (iv) the Participant wrongfully and intentionally disclosed trade secrets or confidential information of the Company, if such disclosure causes or could reasonably have caused actual harm to the Company; (v) the Participant violates any agreement that restricts the Participant from competing with the Company or solicits persons having a relationship with the Company to discontinue such relationship with the Company; (vi) the Participant engages in conduct that brings the Company into material public disgrace or disrepute; or (vii) the Participant commits a felony or a crime involving moral turpitude, regardless of whether conviction results. For purposes of determination whether a Participant’s termination was for Cause, the following standards will apply: (A) “intentional” acts will include acts committed with actual intent or as a result of willful or reckless conduct or intent, (B) no act, or failure to act, will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” if done, or omitted to be done, not in good faith and without reasonable belief that the act or omission was in the best interest of the Company, and (C) “actual harm” will mean damage or injury that is more than nominal but will not require damage or injury that is material or substantial.

(f)    Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the RSUs at any time and for any reason.
(g)     Forfeiture. Subject to the Committee’s discretion to accelerate vesting hereunder, all then unvested RSUs shall be forfeited forty-five (45) days following Participant’s Last Day. No RSUs will be settled via an issuance of shares unless such RSUs have vested. All unvested RSUs remaining after vested RSUs as determined under this Section 3 are accounted for shall be forfeited.
4.     Delivery of Shares. On a date selected by the Company that is within thirty (30) days following the applicable Vesting Date of the RSUs, the Participant shall receive an issuance of the number of shares of Common Stock that correspond to the number of RSUs that have become vested on or prior to the applicable Vesting Date. (the “Original Issuance Date”). If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:
(a)    the Original Issuance Date does not occur (1) during an “open window period” applicable to the Participant, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when the Participant is otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”)), and
(b)    either (1) Withholding Taxes (as defined below) do not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Taxes by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to be issued to Participant under this RSU, and (B) not to permit Participant to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit Participant to pay the Participant’s Withholding Taxes in cash, then the shares that would otherwise be issued to Participant on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when Participant is not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Vesting Date occurs, or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this RSU are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).
5.     Dividends; Rights as Stockholder. This Agreement shall only be settled by the Company by delivery of the number of shares of Common Stock that correspond to the number of RSUs that have become vested on the applicable vesting date. Participant shall not be entitled to settle any vested RSUs for cash or in any other manner. Further, the Participant shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents in respect of the number of shares of Common Stock covered by any RSU unless and until the Participant has become the holder of record of such shares. Further, the Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by any RSU unless and until the Participant has become the holder of record of such shares.
6.     Non-Transferability. No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested shares of Common Stock issuable hereunder.
7.     Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.
8.     Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs (“Withholding Taxes”) and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. Any such withholding obligation with regard to the Participant may, at the Company’s discretion, be satisfied by reducing the amount of shares of Common Stock otherwise deliverable to the Participant hereunder.
9.     Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 9.
10.     Securities Representations. This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant. The Participant hereby acknowledges, represents and warrants that:
(a) The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 10.
(b) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Common Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register such shares of Common Stock (or to file a “re-offer prospectus”).
(c) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Common Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.
11.     Acceptance. The award of RSUs pursuant to this Agreement must be accepted by the Participant within a period of 180 days after the Grant Date by executing this agreement in accordance with Section 19 hereof. Subject to the Committee’s discretion, if the award is not accepted within this time period, all RSUs purported to be granted hereunder may be immediately forfeited.

12.     Entire Agreement; Amendment. This Agreement and any exhibits to it, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
13.     Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such physical address or e-mail address as the Participant may have on file with the Company.
14.     No Right to Employment. Any questions as to whether and when there has been a termination and the cause of such termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Hagerty Companies to terminate the Participant’s employment or service at any time, for any reason and with or without cause.
15.     Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any subsidiary) of any personal data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
16.     Compliance with Laws. The grant of RSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the RSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the RSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
17.     Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.
18.     Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
19.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument; provided, however, that the Participant may be required to execute this Agreement through the electronic acceptance process provided by the Company or its designee.
20.     Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates,

instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
21.     Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
22.     Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
23.    Section 409A. This Agreement is intended to be exempt from or comply with Section 409A of the Code (“Section 409A”) and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding anything herein to the contrary, if and to the extent it is determined that the payments and benefits provided under this Agreement fail to satisfy the requirements of the “short-term deferral” exemption from application of Section 409A and are otherwise deferred compensation subject to Section, and if the Participant is a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) as of the date of the Participant’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares of Common Stock that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date and will instead be issued in a lump sum no earlier than the date that is six (6) months and one day after the date of the separation from service, but only if such delay in the issuance of the shares is necessary to avoid the imposition of additional taxation on Participant in respect of the issuance of shares of Common Stock under Section 409A. The Company reserves the right, to the extent the Company deems appropriate or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all payments and benefits provided for under this Agreement are made in a manner that qualifies for exemption from or complies with the requirements of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from or comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
24.    Tax Advice. Participant represents that the Participant has consulted with any tax consultants Participant deems advisable in connection with this Agreement and that Participant is not relying on the Company for any tax advice related to this Agreement.
25.     Additional Agreements. As further consideration for the award of RSUs made under this Agreement, Participant agrees to be bound by the additional covenants and agreements attached hereto as Exhibit A, which is incorporated into this Agreement by reference.

* * * * *
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed, as of the Grant Date, by an authorized officer of the Company and by accepting this Agreement through the electronic acceptance process provided by the Company, or its designee, Participant is electronically signing this Agreement and agrees Participant’s electronic signature is the legal equivalent of a manual signature on this Agreement.
HAGERTY, INC.

By:
                Name: Collette Champagne
Title: Chief Human Resources Officer and Chief Administrative Officer

Exhibit A
a.Confidentiality. During the course of Participant's service for the Hagerty Companies, Participant will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Hagerty Companies (or any of their respective predecessors, successors or permitted assigns), including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors.
Participant shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Participant’s assigned duties and for the benefit of the Hagerty Companies, either during the period of Participant’s employment or service or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the subject Hagerty Company’s part to maintain the confidentiality of such information, and to use such information only for certain limited purposes strictly for the benefit of the Hagerty Companies.
The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to Participant; (b) becomes generally known to the public subsequent to disclosure to Participant through no wrongful act of either Participant or any of Participant’s representatives or affiliates; or (c) Participant is required to disclose by applicable law, regulation or legal process (provided that, subject to Section 11 to this Exhibit A below, Participant provides the Company with prior notice of the contemplated disclosure and cooperate with the Company (or another Hagerty Company) at its expense in seeking a protective order or other appropriate protection of such information).
b.Noncompetition. Participant shall not, directly or indirectly by or through any agent, whether as principal, agent, owner, investor, lender, shareholder, member, partner, manager, director, officer, employee, consultant or in any other capacity, (a) during Participant’s employment by a Hagerty Company (“Employment”) and until 12 months after the date of termination of the Employment (the "Restricted Period"), engage or participate in the Restricted Business anywhere in the world, or (b) without the written consent of the Board of Directors of Hagerty, Inc. (the “Board”), use a Hagerty Companies’ financial resources, management, employees, business names or other intellectual property, other than in furtherance of the business of the Hagerty Companies. "Restricted Business" means (a) the vehicle, boat, and collectible insurance business and ancillary businesses relating to the preservation, safety, and enjoyment of vehicles, boats, and collectibles, and (b) any other business in which the Hagerty Companies are engaged during the applicable Restricted Period.
c.Nonsolicitation; Noninterference. During the Restricted Period, Participant will not solicit or suggest, or provide assistance to anyone else in seeking to solicit or suggest, that any customer, vendor, employee, or other person or organization having or contemplating a relationship with the Hagerty Companies terminate, reduce, or not initiate their relationship or contemplated relationship with the Hagerty Companies, or enter into any similar relationship with anyone else instead of the Hagerty Companies. The time periods for the covenants in this Section shall be extended by the same period that
Exhibit A to RSU Award Agreement

Participant is in violation of any such covenant. The parties agree that any breach of Participant’s commitments in this Section would cause the Hagerty Companies irreparable harm and that injunctive relief would be appropriate.
d.Nondisparagement. Participant agrees not to make negative comments or otherwise disparage any of the Hagerty Companies or any of their respective partners, members, officers, directors, managers, employees, shareholders, agents or products other than in the good faith performance of Participant’s duties to the Hagerty Companies during Participant’s service for any Hagerty Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
e.Return of Property. On Participant’s termination for any reason (or at any time prior thereto at the request of any Hagerty Company), Participant shall return to the applicable Hagerty Company all Confidential Information or other property belonging to such Hagerty Company or any of its affiliates (including, but not limited to, any Hagerty Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to any Hagerty Company).
f.Reasonableness of Covenants. In signing this Agreement, Participant gives the Company assurance that Participant has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Exhibit A. Participant agrees that these restraints are necessary for the reasonable and proper protection of the Hagerty Companies and their affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Participant from obtaining other suitable employment during the period in which Participant is bound by the restraints. Participant acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Hagerty Companies and their affiliates and that Participant has sufficient assets and skills to provide a livelihood while such covenants remain in force. Participant further covenants that Participant will not challenge the reasonableness or enforceability of any of the covenants set forth in this Exhibit A, and that Participant will reimburse the Hagerty Companies for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Exhibit A if either any Hagerty Company or any of their affiliates prevails on any material issue involved in such dispute or if Participant challenges the reasonableness or enforceability of any of the provisions of this Exhibit A. It is also agreed that each Hagerty Company will have the right to enforce all of Participant’s obligations to such person or entity under this Agreement and shall be third party beneficiaries hereunder, including without limitation pursuant to this Exhibit A.
g.Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Exhibit A is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
h.Tolling. In the event of any violation of the provisions of this Exhibit A, Participant acknowledge and agree that the post-termination restrictions contained in this Exhibit A shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
Exhibit A to RSU Award Agreement

i.Equitable Relief and Other Remedies. Participant acknowledges and agrees that the remedies at law of the Company and each of the third-party beneficiaries of this Exhibit A for a breach or threatened breach of any of the provisions of Exhibit A hereof would be inadequate and, in recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company (or any such third-party beneficiary), shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.
j.Company Recoupment of Award. Participant acknowledges that the RSUs subject to this Agreement are subject to potential forfeiture or recoupment to the fullest extent called for this Section 10, by any Company recoupment policy, other agreement or arrangement with a participant, or applicable federal or state law including, without limitation, any Company obligation to clawback “incentive-based compensation” under Section 10D of the Exchange Act. By executing this Agreement, the Participant agrees to be bound by, and comply with, the terms of any such forfeiture or recoupment provision imposed by applicable federal or state law or prescribed by this Section 10 or any policy of the Company. Specifically, if the Participant violates any agreement between Participant and the Hagerty Companies with respect to non-competition, non-solicitation (including Sections 2 and 3 of this Exhibit A), or if, in a written opinion by the independent directors on the Board (the “Independent Directors”), they find that the Company’s financial results are restated or materially misstated due in part to intentional fraud or misconduct by Participant, then: (a) any unvested RSUs subject to this Agreement shall be forfeited, and (b) the Participant shall immediately remit a cash payment to the Company (“Clawback Payment”) equal to (i) the closing price of a share of Common Stock on whichever national exchange the Common Stock is traded, on either (A) the last business day prior to the Grant Date, or (B) the date of Participant’s last day of Employment, or (C) a date prior to Participant’s last day of Employment set by the Independent Directors in their written opinion, whichever is greater, multiplied by (ii) the number of shares of Common Stock that have vested as of the date on which the Clawback Payment is made by Participant. The remedy provided by this Section 10 shall be in addition to and not in lieu of any rights or remedies which the Company may have against the Participant in respect of a breach by Participant of any duty or obligation to the Company.
k.Protected Rights. Participant understands that nothing in this Agreement limits Participant’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies"). Participant further understands that nothing in this Agreement limits (a) Participant’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or (b) Participant’s right to receive an award for information provided to any Government Agency. In addition, 18 U.S.C. § 1833(b) provides: "An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this have the right to disclose in confidence trade secrets to Government Agencies, or to an attorney, for the sole purpose of reporting or investigating a suspected
Exhibit A to RSU Award Agreement

violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

Exhibit A to RSU Award Agreement